Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Youku Tudou Inc. 2014 Share Incentive Plan of our reports dated April 28, 2015, with respect to the consolidated financial statements and schedules of Youku Tudou Inc., and the effectiveness of internal control over financial reporting of Youku Tudou Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

June 19, 2015